Exhibit 5.1

June 22, 2001

Crane Co.
100 First Stamford Place
Stamford, CT 06902

Gentlemen:

          Reference is made to the Registration Statement on Form S-8 to be filed contemporaneously herewith under the Securities Act of 1933 by Crane Co. (the "Registrant") relating to 3,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), of the Registrant to be issued from time to time under the Crane Co. 2001 Stock Incentive Plan (the "Plan").

          The undersigned has examined the originals, certified copies or copies otherwise identified to his satisfaction as being true copies of the Plan and such other documents as he has deemed necessary or appropriate for purposes of this opinion. Based on the foregoing, the undersigned is of the opinion that the 3,000,000 shares of Common stock to be issued under the Plan, when issued under the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

          The undersigned is the Vice President, General Counsel and Secretary of the Registrant and as of May 31, 2001 beneficially owned 59,160 shares of the Registrant's Common Stock and held options to purchase 279,234 shares of the Registrant's Common Stock. The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Augustus I. duPont